FIRST AMENDMENT TO LOAN DOCUMENTS

This FIRST AMENDMENT TO LOAN DOCUMENTS (this
"Agreement") is made as of June 1, 1995, by and between PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP, a limited partnership organized under the laws of Delaware ("Borrower"), and CAPITAL CONSULTANTS, INC., an Oregon corporation, as agent for certain participant lenders ("Lender").

RECITALS

     A.   Reference is made to that certain Promissory
Note executed by Borrower in favor of Lender dated
December 29, 1989, in the original principal amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00)
(the "Note").

     B. The Note is secured by that certain Deed of Trust and Security Agreement given by Joseph W. Angel
II and Lynne I. Angel ("Angel") for the benefit of Lender dated December 29, 1989, and recorded in Book
2264, Page 2663, of the Records of Multnomah County,
Oregon (the "Angel Deed of Trust"), and covering certain real and personal property as more specifically set forth in the Loan Documents. Terms with initial capitals used in this Agreement, unless otherwise defined, shall have the meanings given them in the Note.

     C. Borrower has requested that the interest rate of the Note be decreased and that the Maturity Date of the Note be automatically extended for one (1) year, with the option to extend the Maturity Date for five
(5) additional successive periods of one (1) year each.
Borrower and Lender have been negotiating the terms of the amendment to the Loan Documents since December 29, 1994, the original Maturity Date. Lender is willing to decrease the interest rate of the Note, to extend the term of the Note and to amend the Loan Documents, provided that such amendment is made pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree:

     1.   Borrower's Representations and Warranties.
Borrower represents, warrants and covenants to and for the benefit of Lender as follows:

          1.1  Truth of Certain Facts.  Each of the
facts stated in paragraphs A and B of the Recitals to this Agreement is true, correct, and complete in all material respects.

          1.2 Representations in Loan Agreement. Each of the representations and warranties made by Borrower in the Note or Deed of Trust, or in any other certificate, instrument, or document submitted by Borrower to Lender to evidence amendment of the Loan
Documents as contemplated by this Agreement, is true and accurate in all material respects as of the date made, and any fact or circumstance occurring since the date made that render the same untrue or inaccurate is disclosed in Schedule 1.2 to this Agreement.

          1.3  Debt Absolute.  The outstanding
principal balance under the Note as of the date of this Agreement is Four Hundred Thousand and 00/100 Dollars
($400,000.00). There are no existing claims or defenses, personal or otherwise, or rights of set-off whatsoever with respect to the Note or any of the obligations evidenced thereby.

          1.4  Loan Documents.  Each of the Loan
Documents is in full force and effect and unmodified, and no defenses exist to the enforcement of any such document against Borrower in accordance with its terms.

          1.5  No Defaults.  To the best of Borrower's
knowledge, no event has occurred and no condition exists that would constitute an Event of Default under the Note, or any other Loan Document, either with or without notice, the lapse of time, or both.

     2. Amendment to Note. The Note is hereby amended as follows:

          2.1  Interest Rate.  Commencing on the
date hereof, the outstanding principal balance under the Note from time to time shall accrue interest at the rate of thirteen and eleven one hundredths percent
(13.11%) per annum, which rate shall be adjusted in connection with any prepayment made under the Note, and any prepayment in full of the Angel Note described below, in accordance with the following formula:

               IR = (.114 X (OB + AB)) - (AIR X AB)
                              OB

               Where, giving effect to such prepayment:

               IR means the new interest rate (per annum) applicable under this Note effective the day following such prepayment;

               OB means  the outstanding principal
               balance of the Note;

               AB means  the outstanding principal
               balance of that certain Promissory Note dated
               December 29, 1989, given by Angel to
               Lender in the original principal amount
               of $360,000.00 (the "Angel Note");

               and

               AIR means the interest rate (per annum)
               applicable under the Angel Note.

          2.2  Maturity Date.  The Maturity Date of the
Note is hereby extended to December 29, 1995, which date may, at Borrower's election, be further extended for up to five (5) successive periods of one (1) year each (to December 29 in each of 1996, 1997, 1998, 1999, and 2000) provided that: (a) on and as of December 29 beyond which the maturity date is to be extended (the
"Extension Date") there exists no Event of Default and no fact or circumstance that, with notice, the passage of time, or both, would constitute an Event of Default, and (b) on or before the Extension Date Borrower has paid Lender an extension fee equal to one-half of one percent (.5%) of the outstanding principal balance of the Note on and as of such Extension Date.

     3.   Amendment to Angel Deed of Trust and Security
Agreement. Contemporaneously with the execution of this Agreement, (a) Angel shall execute and record in the real property records of Multnomah County, Oregon, an amendment of the Angel Deed of Trust and Security
Agreement, in form and substance acceptable to Lender, and (b) Borrower shall cause to be delivered to Lender a modification endorsement to the title insurance policy issued to Lender in connection with the Angel
Deed of Trust (the "Policy"), insuring that the Angel
Deed of Trust is and remains a lien against the Property, subject only to the exceptions contained in the Policy.

     4. Ratification. Except to the extent expressly amended hereby, the Note and other Loan Documents is each ratified and confirmed in all respects.

     5.   Governing Law.  This Agreement and the
obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the state of Oregon.

     6. Entire Agreement. This Agreement contains the entire agreement of the parties relative to the amendment of the Loan Agreement, Note and other Loan
Documents and supersedes any prior or contemporaneous negotiations or writings.

     7. Binding Agreement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors, and assigns.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

PORTLAND LOFTS ASSOCIATES CAPITAL CONSULTANTS,
LIMITED PARTNERSHIP INC.,
an Oregon corporation, as agent for certain participant

 lenders

BY:  EAST BANK ANGEL JOINT
     VENTURE, its General Partner
                                 By:
                                  _____________________

                                  By:  _____________________
                                       Title:
                                       ___________________
                                       Joseph W. Angel, Partner
                                          "Lender"
           "Borrower"

   Schedule 1.2 to First Amendment to Loan Documents
                        between
     Portland Lofts Associates Limited Partnership
                   ("Borrower"), and
         Capital Consultants, Inc. ("Lender")


1. East Bank Development, Inc. no longer has any interest in East Bank Angel Joint Venture, as evidenced by the Memorandum of Complete Dilution between Joseph W. Angel, II and East Bank
     Development, Inc. (reference date March 31, 1992), a copy of which was previously delivered to Lender's counsel by Borrower's counsel.

2.   In addition to the exceptions set forth in Exhibit
     A to the Angel Deed of Trust, title to the property described in the Angel Deed of Trust is encumbered by the additional encumbrances shown in the modification endorsement delivered to Lender in accordance with Section 3(b) of the First
     Amendment.

3.   Pursuant to a Stipulated Decree and Judgment of
     Dissolution of Marriage executed by Joseph Angel and Lynne Angel on May 18, 1995, Lynne Angel's interest in the property secured by the Angel Deed of Trust (the "Office Building") is to be transferred to Joseph Angel, effective as of March
     1, 1995. The transfer of Lynne Angel's interest in the Office Building to Joseph Angel has not yet occurred, but documents accomplishing the transfer are expected to be recorded by June 15, 1995.